Exhibit 99.1
  NEWS RELEASE

Contacts:	Trey Stolz
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

BASIC ENERGY SERVICES REPORTS
FIRST QUARTER 2019 RESULTS

FORT WORTH, Texas - May 9, 2019 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the first quarter ended March 31, 2019.
FIRST QUARTER 2019 HIGHLIGHTS
•Reported revenue of $197.2 million, net loss of $27.5 million and loss per share of $1.02;
•Generated Adjusted EBITDA1 of $14.4 million and cash from operations of $1.8 million;
•Total liquidity was $130.0 million at March 31, 2019, comprised of cash and cash equivalents of $63.8 million and undrawn availability under its New ABL Facility (defined below) of $66.2 million;
•Well Servicing represented 31% of revenues, Water Logistics was 28% of revenues, and Completion & Remedial Services was 39% of revenues; and
•Well Servicing and Water Logistics continued to provide stability and growth in the quarter, with combined direct margins of $31.6 million, up $3.9 million sequentially on a $1.8 million increase in revenue.
First quarter 2019 revenue decreased sequentially to $197.2 million from $230.4 million in the fourth quarter of 2018, primarily due to declines in pressure pumping operations, particularly frac. In the first quarter of 2018, Basic generated $234.7 million in revenue.
For the first quarter of 2019, Basic reported a net loss of $27.5 million, or a loss of $1.02 per basic and diluted share. This result is compared to a net loss of $46.7 million, or a loss of $1.76 per basic and diluted share for the fourth quarter of 2018, and a net loss of $30.5 million, or a loss of $1.16 per basic and diluted share in the first quarter of 2018.
Adjusted EBITDA1 was $14.4 million or 7% of revenues for the first quarter of 2019, compared to $21.8 million, or 10% of revenues in the fourth quarter of 2018. In the first quarter of 2018, Basic generated Adjusted EBITDA1 of $23.3 million, or 10% of revenues.

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Exhibit 99.1
As of March 31, 2019, the Company had total liquidity of $130.0 million, which included cash and cash equivalents of $63.8 million and borrowing capacity under its senior secured revolving credit facility (the "New ABL Facility") of $66.2 million. The Company was undrawn on the New ABL Facility at the end of the first quarter of 2019.
Roe Patterson, President and CEO stated, “First quarter results were in line with our initial expectations, and though we anticipated lower revenues from normal weather interruptions and less frac and completion work, we were pleased that our core focus on production-oriented services provided first quarter revenue stability and segment profit improvements in both Water Logistics and Well Servicing. Our production service businesses outperformed expectations in the first quarter, with margin improvement due in part to the positive impact of our recent strategic realignment initiative, which allowed our total Company’s direct margin percentage to expand during the period despite the negative impact of the payroll tax reset in the first quarter. As we anticipated for first quarter, completion activity slowed.
“We remain bullish on our business for 2019 and are focused on maintaining capital flexibility and allocation discipline; therefore, we are moderating our plans for capital expenditures this year from $94 million to $69 million.  Under the new capital expenditure plan, we anticipate that growth capital will be spent judiciously on long-lived water assets and equipment to support 24-hour rig packages with the expected highest return to Basic. Due to a combination of capital efficiency, timing and expected performance, we do not expect a degradation in 2019 EBITDA, while anticipating a significantly improved free cash flow generation for the year.
"Based on our new capital plan, we expect to generate EBITDA of $70 to $75 million for full year 2019, or adjusted EBITDA of $84 to $89 million which excludes $14 million of non-cash stock compensation expense. Under this scenario, we forecast a 2019 year-end cash balance of $60 to $65 million and total liquidity of $135 to $140 million, with our New ABL Facility remaining undrawn. We believe this guidance remains conservative in nature especially with respect to frac activity with significant upside potential to these projections if completion activity accelerates over the course of the year.” concluded Patterson.
First Quarter 2019 Business Segment Results
Well Servicing
Well Servicing revenues increased 3% sequentially to $60.5 million during the first quarter of 2019 compared to $58.8 million in the prior quarter due to improved utilization with pricing  essentially flat. Well Servicing revenues were $57.0 million in the first quarter of 2018.  Weather and holidays negatively impacted Well Servicing revenues by approximately $3.4 million in the first quarter of 2019.
The Well Servicing rig count was 310 at March 31, 2019, consistent with 310 at December 31, 2018.  Rig hours were 165,000 in the first quarter of 2019, up 3% compared to 159,600 hours in the fourth quarter of 2018 and down 2% from 168,500 hours in the comparable quarter of last year.  Rig utilization was 74% in the first quarter of 2019, up from 72% in the fourth quarter of 2018 and down from 76% in the first quarter of 2018 based on our current fleet of 310 service rigs.  The Company averaged a total of 21 24-hour service rig rental equipment packages working for the first quarter of 2019.  At the end of April 2019, the Company averaged 22 active equipment packages.  During the first quarter of 2018, the Company averaged 21 active equipment packages.  Revenue for the rental equipment portion of a 24-hour package is recorded in our Completion & Remedial Services segment.

Exhibit 99.1
Revenue per well servicing rig hour, was $367 in the first quarter of 2019 flat compared to $368 in the previous quarter and up 9% from $338 reported in the first quarter of 2018. The sequential increase in the first quarter compared to the first quarter of 2018 was mainly due to increased productivity and a lower cost structure.
Segment profit in the first quarter of 2019 increased 18% to $13.3 million, compared to $11.3 million in the prior quarter and increased 28% from $10.4 million during the same period in 2018.  Segment profit margin was 22% in the first quarter of 2019, up from the 19% reported in the prior quarter, as margin improvement from our recent strategic realignment initiative more than offset the negative impact of the payroll tax reset during the quarter. In the first quarter of 2018, segment profit margin was 18% of segment revenue.
Water Logistics
Water Logistics revenue in the first quarter of 2019 was $55.6 million, flat compared to $55.6 million in the prior quarter.  During the first quarter of 2018, this segment generated $56.5 million in revenue. Weather and holidays negatively impacted Water Logistics revenues by $1.4 million in the first quarter of 2019.
The weighted average number of fluid services trucks decreased 2% to 818 during the first quarter of 2019, compared to 837 during the fourth quarter of 2018 and decreased 15% from 960 during the first quarter of 2018.  The decrease in the number of trucks has been driven by the structural change taking place in the industry where increasing volumes of fluids are moving through pipelines, a significantly lower-cost alternative for our customers.  Truck hours of 424,100 during the first quarter of 2019 represented a decrease of 3% from the 438,500 generated in the fourth quarter of 2018 and a decrease of 12% compared to 479,600 in the same period in 2018.
Total pipeline water volumes disposed at Basic-owned saltwater disposal wells ("Basic SWDs") decreased 6% to 3.0 million barrels during the first quarter of 2019 compared to 3.2 million barrels during the fourth quarter of 2018.  Pipeline disposal volumes to Basic SWDs in the Permian Basin continue to maintain at 58% of total water disposal volumes in the Permian Basin, flat from 58% for the fourth quarter of 2018 and up from 33% in the first quarter of 2018.
Segment profit in the first quarter of 2019 increased by 12% to $18.3 million, compared to a profit of $16.3 million in the fourth quarter of 2018. Segment profit margin increased sequentially by approximately 350 basis points to 33% due to increases in higher margin pipeline disposal.  Segment profit in the same period in 2018 was $15.6 million, or 28% of segment revenue.
Completion & Remedial Services
Completion & Remedial Services revenue decreased 29.5% to $76.8 million in the first quarter of 2019 from $108.9 million in the prior quarter.  The decrease in revenue was primarily due to lower frac activity and pricing as customers curtailed completion activity due to lower oil prices in late 2018 and in early first quarter of 2019, as well as weather impact. In the first quarter of 2018, this segment generated $117.6 million in revenue.  Weather negatively impacted revenues by $1.6 million in the first quarter.
At March 31, 2019, Basic had approximately 489,000 hydraulic horsepower (“HHP”), down slightly from 513,000 in the previous quarter and down from 523,000 at March 31, 2018. Weighted average HHP for the first quarter of 2019 decreased to 503,000 from fourth quarter of 2018 levels of 513,000.

Exhibit 99.1
Segment profit in the first quarter of 2019 decreased to $13.4 million compared to $23.1 million in the prior quarter. Segment margin for the first quarter of 2019 decreased 380 basis points to 17% compared to 21% during the previous quarter.  The decrease in segment gross profit was due to the decremental impact of lower revenue in the frac segment and pricing pressure in the earlier part of the quarter.  During the first quarter of 2018, segment gross profit was $27.9 million, or 24% of segment revenue.
Other Services
During the first quarter of 2019, Basic created an "Other Services" segment, which combines our previous Contract Drilling segment with our manufacturing entity.  This change is effective January 1, 2019, and retrospectively for all periods presented.  Other Services revenue decreased by 40% to $4.3 million during the first quarter of 2019 from $7.1 million in the prior quarter.  During the first quarter of 2018, after giving effect to Basic's realigned segments, this segment generated $3.6 million in revenue.  The decline from fourth quarter 2018 to first quarter 2019 is related to decreased third-party sales in our manufacturing entity.  Basic marketed 11 drilling rigs during the first quarter of 2019, and the first and fourth quarter of 2018.  Revenue per drilling day in the first quarter of 2019 was up 10% to $24,200 compared to $22,100 in the previous quarter and up 40% from $17,300 in the first quarter of 2018, due to higher rates.
Rig operating days during the first quarter of 2019 decreased by 38% to 115 compared to 184 in the prior quarter, resulting in rig utilization of 12% during the first quarter of 2019 compared to 18% during the prior quarter, due to decreased activity. In the comparable period in 2018, rig operating days were 175, resulting in a utilization rate of 18%.
Other Services segment profit in the first quarter of 2019 was $338,000 compared to $808,000 in the prior quarter and a segment loss of $615,000 in the first quarter of 2018. Segment margin for the first quarter of 2019 was 8% of segment revenues compared to 11% in the prior quarter.  Last year in the comparable period, segment loss margin was 17%.  The margin decline is mainly due to decreased revenues in the manufacturing line of business within the segment.  Contract drilling stand-alone margins were 22% in the first quarter of 2019 essentially flat with 23% in the fourth quarter of 2018 and up from 16% in the first quarter of 2018.
General & Administrative Expense
Reported general and administrative (“G&A”) expense was flat at $35.5 million for the first quarter of 2019 compared to $35.5 million in the fourth quarter of 2018 and down from $41.0 million in the first quarter of 2018.  Non-cash stock compensation, included in G&A, was $3.3 million for the first quarter of 2019, compared to $5.0 million in the fourth quarter of 2018. First quarter 2018 non-cash stock compensation, included in G&A, was $6.8 million.
Interest Expense
Net interest expense for the first quarter of 2019 was $10.5 million, which included interest on Basic’s Senior Secured Notes, the New ABL Facility, capital leases and other financings.  Net interest expense in the fourth quarter of 2018 was $10.7 million, and $11.3 million in the first quarter of 2018.
Income Taxes
Tax benefit for the first quarter of 2019 was $1.9 million.  The effective tax benefit rate was 6.3% in the first quarter of 2019 compared to a tax expense rate of 0.2% in the prior quarter.

Exhibit 99.1
The tax benefit of $0.1 million in the first quarter of 2018 translated into an effective tax benefit rate of 0.2%.
During the first quarter of 2019, Basic filed an amended 2007 federal tax return under Sections 172(b)(1)(C) and 172(f) of the Internal Revenue Code of 1986, as amended, which allowed the Company to carryback workers’ compensation expenses in years we had Net Operating Losses ("NOL") for up to 10 years.  We carried back approximately $5.3 million of expense to 2007, which allowed Basic to claim a refund of $1.9 million of 2007 taxes.  The net effect of this transaction was a tax benefit and a reduction of our NOL of $1.9 million in the quarter ended March 31, 2019.
As of March 31, 2019, the Company had approximately $809.5 million of net operating loss carryforwards for federal income tax purposes.  The Company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.  As of March 31, 2019, a valuation allowance of $177.9 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.
Cash and Total Liquidity
On March 31, 2019, Basic had total liquidity of $130.0 million, comprised of cash and cash equivalents of approximately $63.8 million and availability under the New ABL Facility of $66.2 million.  Basic reported cash and cash equivalents of $90.3 million and availability under the New ABL facility of $69.6 million at December 31, 2018, and reported cash and cash equivalents of $30.8 million and availability under its prior ABL facility of $0.5 million at March 31, 2018.  Basic had no borrowings outstanding under its New ABL Facility as of March 31, 2019.
During the quarter ended March 31, 2019, cash provided by operations was $1.8 million, compared to cash provided by operations of $4.5 million in the quarter ended March 31, 2018. We used $20.5 million to decrease accounts payable in the first quarter of 2019, compared to $6.0 million used to decrease accounts payable in the first quarter of 2018. Cash used in investing activities was $16.2 million in the quarter ended March 31, 2019, compared to cash used in investing activities of $15.2 million in the quarter ended March 31, 2018. Cash used in financing activities during the quarter ended March 31, 2019 was $12.1 million compared to cash provided by financing activities of $6.0 million in the quarter ended March 31, 2018. Payments on capital leases during the first quarter of 2019 were $11.4 million, compared to payments on capital leases of $13.7 million in the comparative quarter of 2018.
Capital Expenditures
Total capital expenditures during the first quarter of 2019 were approximately $24 million, including $6 million for capital leases, and a reduction in accounts payable related to capital expenditures of approximately $1 million. Additionally, we booked $2.7 million in proceeds from dispositions during the quarter, partially offsetting our cash capital expenditures. We currently anticipate 2019 capital expenditures of approximately $69 million, including approximately $28 million of expansion capital, of which  $8 million will be funded by capital leases and other financings.  The focus of our expansion capital will be strengthening our position in the growing and attractive water disposal midstream services line of business.  Approximately 70% of our 2019 growth capital is expected to be directed to long-lived water midstream infrastructure projects as these projects are expected to continue delivering improvements in disposal water volumes, Basic SWD utilization and high margin contribution as oil production and residual water disposal demand in our operating areas continues to increase.

Exhibit 99.1
Conference Call
Further details are provided in the presentation for our quarterly conference call to review the first quarter 2019 results, available in the investor relations section of our corporate website.  The Company will host a conference call to discuss its first quarter 2019 results on Friday, May 10, 2019, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Company's corporate website, www.basicenergyservices.com.
A telephonic replay of the conference call will be available until May 17, 2019, and may be accessed by calling (201) 612-7415 and using pass code 13689470#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating areas.  The Company’s operations are managed regionally and are concentrated in major United States onshore oil-producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado.  Our operations are focused in liquids-rich basins that have historically exhibited strong drilling and production economics in recent years.  Specifically, we have a significant presence in the Permian Basin, Powder River Basin, and the Bakken, Eagle Ford, and Denver-Julesburg shales.  We provide our services to a diverse group of over 2,000 oil and gas companies.  Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Exhibit 99.1
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical fact and reflect Basic’s current views about future events.  The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements.  However, the absence of these words does not mean that the statements are not forward-looking.  Although Basic believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions and estimates, certain risks and uncertainties could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and the presentation.  These risks and uncertainties include, without limitation, our ability to successfully execute, manage and integrate acquisitions, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital and volatility in commodity prices for crude oil and natural gas.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s most recent Annual Report on Form 10-K and other fillings with the Securities and Exchange Commission.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved.  Any forward-looking statement speaks only as of the date on which such statement is made and Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise, except as required by applicable law.
-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended March 31,
	2019	2018
	(Unaudited)
Income Statement Data:
Revenues:
Completion & Remedial Services	$76,834	$117,597
Water Logistics	55,601	56,509
Well Servicing	60,515	56,951
Other Services	4,252	3,608
Total revenues	197,202	234,665
Expenses:
Completion & Remedial Services	63,433	89,659
Water Logistics	37,299	40,923
Well Servicing	47,196	46,511
Other Services	3,914	4,223
General and administrative(a)	35,522	40,978
Depreciation and amortization	27,498	30,235
(Gain) loss on disposal of assets	1,455	1,779
Total expenses	216,317	254,308
Operating loss	(19,115)	(19,643)
Other income (expense):
Interest expense	(10,756)	(11,283)
Interest income	245	27
Other income	299	309
Loss before income taxes	(29,327)	(30,590)
Income tax benefit (expense)	1,851	59
Net loss	$(27,476)	$(30,531)
Loss per share of common stock:
Basic share	$(1.02)	$(1.16)
Diluted share	$(1.02)	$(1.16)

Other Financial Data:
EBITDA[1]	$8,682	$10,901
Adjusted EBITDA[1]	14,361	23,285
Capital expenditures:
Property and equipment	18,885	15,412
Capital leases	6,144	3,321

	As of
	March 31,	December 31,
	2019	2018
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$63,796	$90,300
Net property and equipment	442,092	448,801
Total assets	743,220	761,777
Total long-term debt	322,358	322,701
Total stockholders' equity	194,884	219,428

1Adjusted EBITDA and EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” below for further explanation and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
(a) Includes approximately $3,288,000 and $6,789,000 of non-cash compensation expense for the three months ended March 31, 2019 and 2018, respectively.

Exhibit 99.1

	Three months ended March 31,
	2019	2018
Segment Data:	(Unaudited)
Completion & Remedial Services
Total hydraulic horsepower (HHP)	489,000	523,000
Total frac HHP	360,800	413,000
Coiled tubing units	17	18
Rental and fishing tool stores	15	16
Segment profits as a percent of revenue	17%	24%

Water Logistics
Weighted average number of fluid service trucks	818	960
Truck hours (000's)	424.1	479.6
Pipeline volumes (000's)	3,050	1,551
Segment revenues (000's)	$55,601	$56,509
Segment profits as a percent of revenue	33%	28%

Well Servicing
Weighted average number of rigs	310	310
Rig hours (000's)	165.0	168.5
Rig utilization rate	74%	76%
Revenue per rig hour, excluding manufacturing	$367	$338
Well servicing rig profit per rig hour	$81	$62
Segment profits as a percent of revenue	22%	18%

Other Services
Weighted average number of rigs	11	11
Rig operating days	115	175
Drilling utilization rate	12%	18%
Revenue per day (000's)	$24.2	$17.3
Segment profits as a percent of revenue	8%	(17)%

Exhibit 99.1
Supplemental Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
This earnings release contains references to the non-GAAP financial measure of earnings (net income) [before interest, which includes losses on debt extinguishment, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, the gain or loss on disposal of assets, non-cash stock compensation, executive bonus payments, strategic consulting and realignment costs, costs for a withdrawn bond offering and professional fees for tax consulting, or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, the Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:
•The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.
EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Limitations to using EBITDA as an analytical tool include:
•EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•EBITDA does not reflect income taxes;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
•Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;
•Adjusted EBITDA does not reflect Basic’s professional fees related to tax recovery during the three months ended March 31, 2019;
•Adjusted EBITDA does not reflect Basic’s costs for a withdrawn bond offering incurred during the three months ended March 31, 2018;
•Adjusted EBITDA does not reflect Basic’s executive bonus expense attributable to the portion of executive bonuses for 2017 that were approved by the Compensation Committee of the Board of Directors and paid in 2018;
•Adjusted EBITDA does not reflect Basic's strategic consulting fees during the three months ended March 31, 2018;
•Other companies in the industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1
The following table presents a reconciliation of net loss to EBITDA (unaudited, in thousands):

	Three Months Ended March 31,
	2019	2018
Reconciliation of Net Loss to EBITDA:
Net loss	$(27,476)	$(30,531)
Income tax benefit	(1,851)	(59)
Net interest expense	10,511	11,256
Depreciation and amortization	27,498	30,235
EBITDA	$8,682	$10,901

The following table presents a reconciliation of net loss to Adjusted EBITDA (unaudited, in thousands):

	Three Months Ended March 31,
	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(27,476)	$(30,531)
Income tax benefit	(1,851)	(59)
Net interest expense	10,511	11,256
Depreciation and amortization	27,498	30,235
(Gain) loss on disposal of assets	1,455	1,779
Non cash stock compensation	3,288	6,798
Professional fees	936	—
Costs for withdrawn bond offering	—	1,753
Executive bonus	—	1,604
Strategic consulting and realignment	—	450
Adjusted EBITDA	$14,361	$23,285